LETTER OF GZTY CPA GROUP, LLC
August 5, 2011
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
U.S.A. 20549
Commissioners:
We are the former independent auditors for Cepheus Acquisition Corp. We have read the statements by Cepheus Acquisition Corp. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Cepheus Acquisition Corp.’s Form 8-K dated August 8, 2011. We agree with the statements concerning our firm in Item 4.01 of such Form 8-K.
Very truly yours,
GZTY CPA Group, LLC
By: /s/ GZTY CPA Group, LLC